UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

July 9, 2007
_________________________________

ASCENDANT SOLUTIONS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27945 (Commission File Number)	75-2900905 (IRS Employer Identification No.)
16250 Dallas Parkway, Suite 100 Dallas, Texas 75248 (Address of principal executive offices and zip code)

(972) 250-0945
(Registrant's telephone

number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 9, 2007, Ascendant Solutions, Inc. (“Ascendant” or the "Company") announced the resignation of Michal L. Gayler as Interim Chief Financial Officer of the Company and the election of Mark S. Heil as Vice President – Finance and Chief Financial Officer of the Company.

Mr. Heil, age 46, is responsible for the overall financial affairs of the Company and its subsidiaries, including all tax, financial reporting and accounting functions.  Mr. Heil has approximately 24 years of experience in finance and accounting matters, serving both in internal controller and chief financial officer capacities and in external audit and financial advisory functions.  From 2004 until he joined Ascendant, Mr. Heil served as Senior Manager at The Controller Group, a division of Tatum LLC, providing financial consulting and executive services for clients.  From 2002 to 2004, he served as Chief Financial Officer of The Loomis Agency.  From 1986 to 2002, he was employed by American Excelsior Company, serving as Controller from 1986 to 1989, as Chief Financial Officer from 1989 to 1999 and as Chief Operating Officer of the Earth Science Division from 1999 to 2002.  Mr. Heil began his career in 1983 as an auditor with KPMG.  Mr. Heil graduated from the University of Texas with a BBA in Accounting.  He is a Certified Public Accountant.

Mr. Heil's employment with the Company includes the following: an annual base salary of $160,000; a one-time restricted stock grant of 100,000 shares of Ascendant common stock, vesting one-third per year for three years; and four months of salary continuation in the event of a termination of employment by the Company without cause.

There is no family relationship between Mr. Heil and any other executive officer or director of the Company and, except as described above, there is no arrangement or understanding under which he was elected as an officer of the Company. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Heil has a material interest subject to disclosure under Item 404(a) of Regulation S-K.  Mr. Heil holds no directorships outside of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENDANT SOLUTIONS, INC.

Date: July 11, 2007	By:	/s/ David E. Bowe
Name: David E. Bowe
Title: President and Chief Executive Officer